February 26, 2025

John Hancock Government Income Fund

a series of John Hancock Bond Trust

200 Berkeley Street

Boston, MA 02116

John Hancock Investment Grade Bond Fund

a series of John Hancock Bond Trust

200 Berkeley Street

Boston, MA 02116

Re:	Reorganization to Combine Series of a Massachusetts Business Trust

Ladies and Gentleman:

John Hancock Bond Trust, a Massachusetts business trust (the “Trust”), on behalf of its series, John Hancock Government Income Fund (the “Acquired Fund”), and on behalf of its series, John Hancock Investment Grade Bond Fund (the “Acquiring Fund”), has requested our opinion as to certain federal income tax consequences of transaction (the “Reorganization”) in which the Acquiring Fund will acquire substantially all of the assets and assume all of the liabilities of the Acquired Fund in exchange solely for shares of beneficial interest in the Acquiring Fund (“Acquiring Fund Shares”) pursuant to an Agreement and Plan of Reorganization (“Agreement”) entered into by the Trust, on behalf of the Acquiring Fund and on behalf of the Acquired Fund, on February 26, 2025.1 Specifically, the Funds have requested our opinion that the consummation of the Reorganization will qualify as a “reorganization” (as defined in section 368(a)).2

In rendering this opinion, we have examined (1) the Agreement, (2) the Proxy Statement/Prospectus dated November 8, 2024, regarding the Reorganization (“Proxy Statement”) that was furnished in connection with the solicitation, by the members of the Trust’s Board of Trustees (“Board”), of proxies for use at a special meeting of the Acquired Fund’s shareholders that was held on January 28, 2025, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties set forth in the Agreement and on the statements and representations of officers and other representatives of the Acquiring Fund and the Acquired Fund (collectively, “Representations”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Closing Date will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

[1]

Each of the Acquired Fund and the Acquiring Fund is sometimes referred to herein as a “Fund,” and the Trust is sometimes referred to herein as the “Investment Company.” Capitalized terms used but not defined herein shall have the meanings provided in the Agreement.

[2]

All “section” references are to the Internal Revenue Code of 1986, as amended (“Code”), unless otherwise noted, and all “Treas. Reg. §” references are to the regulations under the Code (“Regulations”).

February 26, 2025

OPINION

Based solely on the facts and representations set forth in the reviewed documents and the representations of officers of the Investment Company, and conditioned on (i) those representations’ being true on the closing date of the Reorganization and (ii) the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion with respect to the federal income tax consequences of the Reorganization is as follows.

(a) Acquired Fund’s transfer of its assets to the Acquiring Fund in exchange solely for Acquiring Funds shares and Acquiring Fund’s assumption of the Acquired Fund’s liabilities, followed by Acquired Fund’s distribution of those shares pro rata to the Acquired Fund’s shareholders actually or constructively for their Acquired Fund shares and in complete liquidation of the Acquired Fund will qualify as a ”reorganization, as defined in Section 368(a), and each Fund will be a “party to a reorganization”, within the meaning of Section 368(b);

(b) Under Sections 361 and 357 of the Code, no gain or loss will be recognized by the Acquired Fund upon: (1) the transfer of all of its assets to the Acquiring Fund in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of substantially all of the liabilities of the Acquired Fund, or (2) the distribution by the Acquired Fund of the Acquiring Fund shares to the Acquired Fund’s shareholders in liquidation of the Acquired Fund, except for (A) any gain or loss recognized on (i) “section 1256 contracts” as defined in Section 1256(b) of the Code or (ii) stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (B) any other gain or loss that may be required to be recognized (i) as a result of the closing of the tax year of the Acquired Fund, (ii) upon the termination of a position, or (iii) upon the transfer of such asset regardless of whether such a transfer would otherwise be a nontaxable transaction under the Code;

(c) Under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt of the Acquired Fund’s assets solely in exchange for the issuance of the Acquiring Fund’s shares to the Acquired Fund and the assumption of substantially all of the Acquired Fund’s liabilities by the Acquiring Fund;

(d) Under Section 362(b) of the Code, the tax basis of the assets of the Acquired Fund acquired by the Acquiring Fund will be the same as the tax basis of those assets in the hands of the Acquired Fund immediately before the transfer, adjusted for any gain or loss required to be recognized as described above;

(e) Under Section 1223(2) of the Code, the tax holding period of the assets of the Acquired Fund, other than certain assets with respect to which gain or loss is required to be recognized as described above, in the hands of the Acquiring Fund will include the Acquired Fund’s tax holding period for those Assets;

(f) Under Section 358 of the Code, the aggregate tax basis of the Acquiring Fund shares an Acquired Fund shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares the shareholder surrenders in exchange therefore;

(g) Under Section 1223(1) of the Code, the tax holding period of the Acquiring Fund shares an Acquired Fund shareholder receives will include the tax holding period of the Acquired Fund shares the shareholder surrenders in the exchange, provided that the shareholder holds the Acquired Fund shares as capital assets on the date of the exchange;

February 26, 2025

(h) Under Section 354 of the Code, an Acquired Fund shareholder will not recognize gain or loss upon the exchange of the shareholder’s Acquired Fund shares solely for Acquiring Fund shares as part of the Reorganization; and

(i) The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only if each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if any Fund is insolvent. Finally, our opinion is solely for the information and use of the addressees and their shareholders and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

/s/ K&L Gates LLP